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FOR IMMEDIATE RELEASE

MEDTRONIC COMPLETES ACQUISITIONS OF MINIMED INC.,
AND MEDICAL RESEARCH GROUP, INC.
Combined Organizations Will Provide Market Leadership and Solutions
For The Treatment of Diabetes

    MINNEAPOLIS, MN, and NORTHRIDGE, CA, August 28, 2001 — Medtronic, Inc. (NYSE: MDT), today announced that it has completed its acquisitions of MiniMed Inc. (Nasdaq: MNMD) and Medical Research Group, Inc. (MRG).

    The acquisitions, valued at approximately $3.8 billion, include a cash purchase price of $48 per share for the approximately 64.9 million MiniMed shares outstanding and approximately $400 million in cash for MRG.

    "The addition of MiniMed and MRG provides Medtronic with unparalleled leadership and expertise in the treatment of diabetes, an increasingly common and significant medical condition worldwide," said Art Collins, President and Chief Executive Officer of Medtronic. "We look forward to building upon initiatives currently underway at MiniMed and MRG, while we extend our mission of providing lifelong solutions for those with chronic disease, including diabetes."

    "Today opens an exciting new chapter in our pursuit of therapies that will help thousands of patients with diabetes to live full and active lives," said Scott Ward, President of Medtronic's Neurological and Diabetes business. "The opportunity for Medtronic, MiniMed and Medical Research Group to make a difference for people with diabetes is tremendous, and we look forward to drawing upon the natural technological synergies this combination creates."

    MiniMed and MRG will be combined to create Medtronic MiniMed, which will be headquartered out of Northridge, California. Terry Gregg, formerly president and chief operating officer of MiniMed, will lead the new organization as its president and will report to Scott Ward. As these businesses are combined, opportunities to streamline facilities and operations will be evaluated.

    Approximately 16 million Americans suffer from diabetes, 4.6 million of whom are said to be "insulin-dependent," meaning they must receive insulin through injections or via external or implantable pumps in order to regulate their blood glucose levels. According to the American Diabetes Association, more than 2,500 people are newly diagnosed with the illness each day. Direct medical costs of diabetes total $44 billion annually in the United States. When indirect expenditures (such as losses in productivity) are included, total financial costs of diabetes escalate to $98 billion a year.

    MiniMed is the world's leading provider of external programmable insulin pumps and continuous glucose monitoring systems. Its current product line expands Medtronic's line of implantable drug delivery systems now used for treatment of chronic pain and movement disorders. MRG is a leader in the development of implantable pumps and sensors for use in the treatment of diabetes. Ultimately, the combined organizations intend to leverage their unique core technologies to create a closed-loop "artificial pancreas." This implantable system will include a glucose sensor that will continuously monitor a patient's glucose level and communicate with an insulin pump to deliver insulin at an accurate and customized rate throughout the day.

    Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic's Annual Report on Form 10-K for the year ended April 27, 2001. Actual results may differ materially from anticipated results.

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MEDTRONIC COMPLETES ACQUISITIONS OF MINIMED INC., AND MEDICAL RESEARCH GROUP, INC. Combined Organizations Will Provide Market Leadership and Solutions For The Treatment of Diabetes